Exhibit 99.1

Armstrong World Industries Reports Third Quarter 2013 Results

Key Highlights

•	Operating income from continuing operations of $93.6 million, down 14% from the 2012 period

•	Adjusted EBITDA from continuing operations of $124 million, down 9% from the 2012 period

•	Management executes $260 million share repurchase

•	Commencement of operations at heterogeneous flooring plant in China

LANCASTER, Pa., October 28, 2013 —Armstrong World Industries, Inc. (NYSE: AWI), a global leader in the design and manufacture of floors and ceilings, today reported third quarter 2013 results.

Third Quarter Results from continuing operations

(Amounts in millions except per share data)	Three Months Ended September 30,
	2013	2012	Change
Net sales	$729.7	$694.7	5.0%
Operating income	93.6	108.6	(13.8)%
Net income	55.9	74.0	(24.5)%
Diluted earnings per share	$0.94	$1.24	(24.2)%

Consolidated net sales increased approximately $35 million, or 5%, compared to the prior year period. The increase in sales was driven by higher volumes in residential businesses, primarily Wood Flooring. On a consolidated level, price and mix were both positive. Sales were also negatively impacted by approximately $7 million due to the sale of the Patriot wood flooring distribution business in the third quarter of 2012.

Despite the increase in sales, operating income and net income both declined due to increases in manufacturing and input costs driven by rising lumber costs, increased SG&A expenses to support emerging market and architectural specialties growth initiatives and higher labor costs associated with added crews at several solid wood plants to respond to increased demand. The decline in net income and earnings per share were impacted by the release of foreign tax credit valuation allowances in the prior year.

“Third quarter adjusted EBITDA results came in near the high end of our guidance range despite continued challenges in the wood business, as our global ceilings business achieved record quarterly adjusted EBITDA results,” said Matt Espe, CEO. “Commercial construction activity was mostly flat in the third quarter and sales came in slightly below our guidance range as we experienced weaker than expected global demand for our products.”

Additional (non-GAAP*) Financial Metrics from continuing operations

(Amounts in millions except per share data)	Three Months Ended September 30,
	2013	2012	Change
Adjusted operating income	$96	$111	(13)%
Adjusted net income	51	58	(12)%
Adjusted diluted earnings per share	$0.87	$0.98	(11)%
Free cash flow	$95	$78	22%

(Amounts in millions except per share data)	Three Months Ended September 30,
	2013	2012	Change
Adjusted EBITDA
Building Products	$100	$95	6%
Resilient Flooring	33	33	(4)%
Wood Flooring	5	16	(68)%
Unallocated Corporate	(14)	(9)	(60)%

Consolidated Adjusted EBITDA	$124	$135	(9)%

*	The Company uses the above non-GAAP adjusted measures, as well as other non-GAAP measures mentioned below, in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods. Adjusted operating income, adjusted EBITDA, adjusted net income, and adjusted EPS exclude the impact of foreign exchange, restructuring charges and related costs, impairments, and certain other nonrecurring gains and losses. Free cash flow is defined as cash from operations and dividends received from the WAVE joint venture, less expenditures for property and equipment, less restricted cash, and is adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures. The company believes free cash flow is useful because it provides insight into the amount of cash that the Company has available for discretionary uses, after expenditures for capital commitments and adjustments for acquisitions/divestitures. Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2013, and are reconciled to the most comparable GAAP measures in tables at the end of this release.

Adjusted operating income and adjusted EBITDA declined by 13% and 9%, respectively, in the third quarter of 2013 when compared to the prior year period. This decline was primarily due to increases in manufacturing and input costs, increased SG&A expenses to support emerging market and architectural specialties growth initiatives, and a lower pension credit when compared to the prior year, which were only partially offset by improved price and the margin impact from higher volumes. Adjusted net income and earnings per share benefited from a reduction in the adjusted effective tax rate from 40% to 39%. The increase in free cash flow was due to improvements in working capital, proceeds from the sale of assets, lower interest expense, and higher dividends from the WAVE joint venture, which were only partially offset by lower cash earnings and higher capital expenditures when compared to the prior year.

Third Quarter Segment Highlights

Building Products

	Three Months Ended September 30,
	2013	2012	Change
Total segment net sales	$335.5	$325.9	2.9%
Operating income	$86.7	$81.1	6.9%

Net sales increased driven by improved price and mix and higher volumes in the Pacific Rim. Operating income increased as result of improved price and mix performance and higher earnings from WAVE, which were only partially offset by increased SG&A expenses to support emerging market and architectural specialties growth initiatives.

Resilient Flooring

	Three Months Ended September 30,
	2013	2012	Change
Total segment net sales	$246.2	$246.4	(0.1)%
Operating income	$22.5	$25.3	(11.1)%

Net sales were flat as favorable foreign exchange, improved mix and higher volumes were offset by unfavorable price. Volume growth in the Americas was offset by lower volumes in Europe and Australia. Operating income declined driven by lower price and unfavorable foreign exchange, which were only partially offset by lower manufacturing and input costs as higher productivity in the Americas and Europe more than offset plant start up costs in China.

Wood Flooring

	Three Months Ended September 30,
	2013	2012	Change
Total segment net sales	$148.0	$122.4	20.9%
Operating income	$2.6	$13.5	(80.7)%

Net sales improved driven by strong volume growth, which was aided by favorable price realization from pricing actions taken earlier in the year. The higher volumes were driven by strong demand from independent distributors as gains in new residential construction drove increased demand from builders which negatively impacted mix. Volumes also improved as a result of share gains and new product introductions with independent distributors and the home center channel. Sales were also negatively impacted by approximately $7 million due to the sale of the Patriot wood flooring distribution business in the third quarter of 2012.

Despite the increase in sales, operating income declined due to increases in manufacturing and input costs driven by rising lumber costs, and higher labor costs as crews were added at several solid wood plants to respond to increased demand.

Corporate

Unallocated corporate expense of $18.2 million increased from $11.3 million in the prior year due to higher foreign and domestic pension expense, increased spending on outside professional services and higher expense associated with employee benefits when compared to the same period of 2012.

Year to Date Results from continuing operations

(Amounts in millions except per share data)	Nine Months Ended September 30,
	2013	2012	Change
Net sales (as reported)	$2,058.6	$2,006.1	2.6%
Operating income (as reported)	208.2	228.9	(9.0)%
Adjusted EBITDA	301	329	(9)%
Free cash flow	75	63	19%

Consolidated net sales increased approximately $53 million, or 2.6%, compared to the prior year period. The increase in sales was driven by higher volumes in Wood Flooring and positive price and mix. Sales were also negatively impacted by approximately $26 million due to the sale of the Patriot wood flooring distribution business in the third quarter of 2012.

Despite the increase in sales, significant lumber inflation and costs to support emerging markets growth initiatives resulted in both operating income and adjusted EBITDA declining due to increases in manufacturing and input costs and higher SG&A expenses. The comparison was also impacted by $7 million of severance charges in the Resilient Flooring business associated with cost reduction actions in Australia and Europe the Middle East and Africa (“EMEA”) in 2013, a $7 million lower pension credit when compared to the same period of 2012 and by approximately $20 million of costs associated with the closure of our Mobile, AL facility in 2012.

The increase in free cash flow was primarily due to improvements in working capital, which were only partially offset by lower cash earnings and higher capital expenditures when compared to the prior year.

Market Outlook and 2013 Guidance (1)

“We successfully executed a $260 million share repurchase during the third quarter,” said Tom Mangas, Senior Vice President and CFO. “This was a prudent and efficient deployment of the balance sheet that drives EPS accretion and creates value for our shareholders. In terms of our outlook, we saw commercial construction activity flatten out in the US and Europe from the low-to-mid single digit growth we experienced in the second quarter, and as a result we are reducing the top end of our sales and adjusted EBITDA guidance for the full year.”

Management now expects sales in the $2.70 to $2.74 billion range and full year adjusted EBITDA to be in the range of $370 to $390 million. 2013 adjusted EPS is expected to be $2.00 to $2.20 per diluted share and free cash flow is anticipated to be between $80 and $110 million.

For the fourth quarter of 2013, sales are expected to be in the range of $645 to $685 million and adjusted EBITDA to be in the range of $70 to $90 million.

(1)	Sales guidance includes the impact of foreign exchange. Guidance metrics, other than sales, are presented using 2013 budgeted foreign exchange rates. Adjusted EPS guidance for 2013 is calculated based on an adjusted effective tax rate of 39%.

Earnings Webcast

Management will host a live Internet broadcast beginning at 1:00 p.m. Eastern time today, to discuss third quarter results. This event will be broadcast live on the Company’s Web site. To access the call and accompanying slide presentation, go to www.armstrong.com and click “For Investors.” The replay of this event will also be available on the Company’s Web site for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release, including without limitation, those relating to future financial results guidance, and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

More details on the Company’s performance can be found in its quarterly report on Form 10-Q for the quarter ended September 30, 2013 that will be filed with the SEC today.

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors and ceilings. In 2012, Armstrong’s consolidated net sales from continuing operations totaled approximately $2.6 billion. As of September 30, 2013, Armstrong operated 35 plants in eight countries and had approximately 8,700 employees worldwide.

Additional forward looking non-GAAP metrics are available on the Company’s web site at http://www.armstrong.com/ under the Investor Relations tab. The website is not part of this release and references to our website address in this release are intended to be inactive textual references only.

As Reported Financial Highlights

FINANCIAL HIGHLIGHTS

Armstrong World Industries, Inc. and Subsidiaries

(amounts in millions, except for per-share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net Sales	$729.7	$694.7	$2,058.6	$2,006.1
Costs of goods sold	549.8	507.8	1,569.9	1,508.6
Selling general and administrative expenses	103.0	94.0	326.9	312.6
Restructuring charges, net	(0.1)	(0.2)	(0.2)	—
Equity (earnings) from joint venture	(16.6)	(15.5)	(46.2)	(44.0)

Operating income	93.6	108.6	208.2	228.9
Interest expense	11.4	14.1	56.4	39.7
Other non-operating expense	0.2	0.2	0.9	0.5
Other non-operating (income)	—	(0.6)	(2.7)	(2.1)

Earnings from continuing operations before income taxes	82.0	94.9	153.6	190.8
Income tax expense	26.1	20.9	63.9	55.6

Earnings from continuing operations	$55.9	$74.0	$89.7	$135.2

Net loss from discontinued operations, net of tax benefit of $-, ($6.6), $-, and ($7.2)	—	(11.1)	—	(12.3)
Loss on sale of discontinued business, net of tax benefit of ($2.9), $-, ($3.4) and $-	(5.5)	—	(6.4)	—

Net loss from discontinued operations	(5.5)	(11.1)	(6.4)	(12.3)
Net earnings	$50.4	$62.9	$83.3	$122.9

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	6.2	10.4	(8.7)	7.1
Derivative (loss) gain	(2.7)	(2.9)	13.8	(7.2)
Pension and postretirement adjustments	3.9	2.7	18.8	7.6

Total other comprehensive income	7.4	10.2	23.9	7.5

Total comprehensive income	$57.8	$73.1	$107.2	$130.4

Earnings per share of common stock, continuing operations
Basic	$0.95	$1.25	$1.51	$2.28
Diluted	$0.94	$1.24	$1.50	$2.26
Loss per share of common stock, discontinued operations
Basic	($0.09)	($0.19)	($0.11)	($0.21)
Diluted	($0.09)	($0.19)	($0.11)	($0.21)
Net earnings per share of common stock:
Basic	$0.86	$1.06	$1.40	$2.07
Diluted	$0.85	$1.05	$1.39	$2.05
Average number of common shares outstanding
Basic	58.4	58.9	58.9	58.8
Diluted	59.0	59.4	59.5	59.4
Dividends declared per common share	$—	$—	$—	$8.55

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(amounts in millions)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net Sales
Building Products	$335.5	$325.9	$944.6	$926.1
Resilient Flooring	246.2	246.4	713.1	727.2
Wood Flooring	148.0	122.4	400.9	352.8

Total net sales	$729.7	$694.7	$2,058.6	$2,006.1

Operating Income (loss)
Building Products	$86.7	$81.1	$210.7	$177.9
Resilient Flooring	22.5	25.3	46.6	57.9
Wood Flooring	2.6	13.5	5.6	29.8
Unallocated Corporate (expense)	(18.2)	(11.3)	(54.7)	(36.7)

Total Operating Income	$93.6	$108.6	$208.2	$228.9

Selected Balance Sheet Information

(amounts in millions)

	(Unaudited) September 30, 2013	December 31, 2012
Assets
Current assets	$906.4	$1,019.9
Property, plant and equipment, net	1,058.2	1,005.0
Other noncurrent assets	850.3	829.4

Total assets	$2,814.9	$2,854.3

Liabilities and shareholders’ equity
Current liabilities	$425.2	$384.7
Noncurrent liabilities	1,810.1	1,750.5
Equity	579.6	719.1

Total liabilities and shareholders’ equity	$2,814.9	$2,854.3

Selected Cash Flow Information

(amounts in millions)

(Unaudited)

	Nine Months Ended September 30,
	2013	2012
Net income	$83.3	$122.9
Other adjustments to reconcile net income to net cash provided by operating activities	96.5	65.0
Changes in operating assets and liabilities, net	(18.1)	(46.8)

Net cash provided by operating activities	161.7	141.1
Net cash (used for) investing activities	(86.4)	(61.7)
Net cash (used for) financing activities	(268.6)	(262.7)
Effect of exchange rate changes on cash and cash equivalents	(5.4)	1.3

Net (decrease) in cash and cash equivalents	(198.7)	(182.0)
Cash and cash equivalents, beginning of period	336.4	480.6

Cash and cash equivalents, end of period	$137.7	$298.6

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company provides additional measures of performance adjusted to exclude the impact of foreign exchange, restructuring charges and related costs, impairments, and certain other gains and losses. Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2013. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

CONSOLIDATED RESULTS FROM CONTINUTING OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Adjusted EBITDA	$124	$135	$301	$329
D&A/Fx*	(28)	(24)	(80)	(74)

Operating Income, Adjusted	$96	$111	$221	$255
Cost reduction and other charges	1	1	10	21
Impairment	—	—	—	5
Foreign exchange impact	1	1	3	—

Operating Income, Reported	$94	$109	$208	$229

*	Excludes accelerated depreciation associated with cost reduction initiatives reflected below. Actual D&A as reported is; $27.6 million for the three months ended September 30, 2013, $25.4 million for the three months ended September 30, 2012, $79.4 million for the nine months ended September 30, 2013, and $85.7 million for the nine months ended September 30, 2012.

BUILDING PRODUCTS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Adjusted EBITDA	$100	$95	$254	$240
D&A/Fx	(15)	(13)	(42)	(39)

Operating Income, Adjusted	$85	$82	$212	$201
Cost reduction and other charges	(2)	—	—	18
Impairment	—	—	—	5
Foreign exchange impact	—	1	1	—

Operating Income, Reported	$87	$81	$211	$178

RESILIENT FLOORING

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Adjusted EBITDA	$33	$33	$79	$81
D&A/Fx	(9)	(7)	(24)	(21)

Operating Income, Adjusted	$24	$26	$55	$60
Cost reduction and other charges	1	1	8	2
Foreign exchange impact	1	—	1	—

Operating Income, Reported	$22	$25	$46	$58

WOOD FLOORING

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Adjusted EBITDA	$5	$16	$14	$38
D&A/Fx	(2)	(2)	(8)	(8)

Operating Income, Adjusted	$3	$14	$6	$30
Foreign exchange impact	—	—	—	—

Operating Income, Reported	$3	$14	$6	$30

UNALLOCATED CORPORATE

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Adjusted EBITDA	($14)	($9)	($46)	($30)
D&A/Fx	(2)	(2)	(6)	(6)

Operating (Loss), Adjusted	($16)	($11)	($52)	($36)
Cost reduction and other charges	2	—	2	1
Foreign exchange impact	—	—	1	—

Operating (Loss), Reported	($18)	($11)	($55)	($37)

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

	Three Months Ended September 30,				Nine Months Ended September 30,
	2013		2012		2013		2012
	Total	Per Share	Total	Per Share	Total	Per Share	Total	Per Share
Adjusted EBITDA	$124		$135		$301		$329
D&A as reported	(28)		(25)		(79)		(86)
Accelerated Deprecation/Fx	—		1		(1)		12

Operating Income, Adjusted	$96		$111		$221		$255
Other non-operating (expense)	(12)		(14)		(54)		(38)

Earnings Before Taxes, Adjusted	84		97		167		217
Adjusted tax (expense) @ 39% for 2013 and 40% for 2012	(33)		(39)		(65)		(87)

Net Earnings, Adjusted	$51	$0.87	$58	$0.98	$102	$1.71	$130	$2.19
Pre-tax adjustment items	(2)		(2)		(13)		(26)
Reversal of adjusted tax expense @ 39% for 2013 and 40% for 2012	33		39		65		87
Ordinary tax	(24)		(30)		(47)		(61)
Unbenefitted foreign losses	(7)		(2)		(22)		(8)
Foreign tax credits	—		14		—		16
Tax adjustment items	5		(3)		5		(3)

Net Earnings, Reported	$56	$0.94	$74	$1.24	$90	$1.50	$135	2.26

	Three Months Ended September 30,		Nine Months Ended September 30,
CASH FLOW (1)	2013	2012	2013	2012
Net Cash From Operations	$119	$111	$162	$141
Less: net cash (used for) investing	(24)	(19)	(87)	(62)
Add back (subtract) adjustments to reconcile to free cash flow
Restricted Cash	—	—	—	(2)
(Divestiture)	—	(14)	—	(14)

Free Cash Flow	$95	$78	$75	$63

(1)	Cash flow includes cash flows attributable to Cabinets

Source: Armstrong World Industries